Inv 672 UBS-Citigroup 2011-C1

Statement of Compliance

January 1, 2013 - December 31, 2013 (the 'reporting period')

I, Diane Haislip, in my capacity as Senior Vice President of KeyBank National Association successor by merger to KeyCorp Real Estate Capital Markets, Inc., (KeyBank), do hereby state that:

•	A review of the Primary Servicing activities of KeyBank during the reporting period and of its performance, under the Pooling and Servicing Agreement dated as of December 1, 2011, as amended, relating to UBS-Citigroup Commercial Mortgage Trust 2011-C1 Commercial Mortgage Pass-Through Certificates, Series 2011-C1, and the Primary Servicing Agreement dated December 1, 2011, between Wells Fargo Bank, National Association, as Master Servicer, and KeyBank National Association (as successor to KeyCorp Real Estate Capital Markets, Inc.), as Primary Servicer, relating to UBS-Citigroup Commercial Mortgage Trust 2011-C1 Commercial Mortgage Pass-Through Certificates, Series 2011-C1 (collectively, the “Agreements”), has been made under my supervision, and,
•	To the best of my knowledge, based on such review, KeyBank has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
By:	Date: March 11, 2014

/s/ Diane Haislip

Diane Haislip, Senior Vice President

KeyBank National Association

11501 Outlook Street, • Suite 300 • Overland Park, KS 66211

Toll Free (888) 979-1200 • Direct (913) 317-4100 • www.keybank.com

Inv 672 UBS-Citigroup 2011-C1

47608568.2